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                                                              November 14, 1997



Manticore Properties, LLC
110 East 42nd Street, 18th Floor
New York, NY 10017

               Re: Old Stone Corporation (the "Corporation")

Dear Sir or Madam:

         Each of Gotham Partners, L.P., a New York limited partnership, and Gotham Partners II, L.P., a New York limited partnership (together, the "Funds") hereby commit to contribute, as a capital contribution, up to Fifteen Million Dollars ($15,000,000) (the "Capital Contribution") to Manticore Properties, LLC ("Subsidiary") on the terms detailed herein. The Capital Contribution shall be used to pay for the shares accepted by Subsidiary and all costs and expenses incurred by Subsidiary in connection with its offer to purchase any and all outstanding shares of common stock, par value $1.00 per share, and any of all of the outstanding shares of Cumulative Voting Convertible Preferred Stock, Series B, par value $1.00 per share, of the Corporation, as further detailed in the Offer to Purchase, dated November 14, 1997 (the "Offer to Purchase"). The Funds shall deliver the Capital Contribution to Subsidiary by confirmed wire transfer to the account designated by Subsidiary on the Expiration Date (as defined in the Offer to Purchase).

         Please confirm your acceptance of the terms of this letter by signing and returning the attached copy of this letter.

                                    Sincerely,

                                    GOTHAM PARTNERS, L.P.
                                    GOTHAM PARTNERS II, L.P.
                                    By: Section H Partners, L.P., its General
                                        Partner

                                    By: DPB Corp., a General Partner
                                        of Section H Partners, L.P.

                                    By: /s/ David P. Berkowitz
                                       -------------------------------------
                                       By: David P. Berkowitz
                                       Title:  President


Accepted and Agreed:

Manticore Properties, LLC


By: /s/ William A. Ackman by David P. Berkowitz
    ---------------------------------------------
    Name:  William A. Ackman, Manager,
           by David P. Berkowitz as
           Attorney-in-Fact